VALHI REPORTS FIRST QUARTER RESULTS


     DALLAS, TEXAS . . . April 23, 1996. . . Valhi, Inc. (NYSE: VHI) reported a net loss of $5.7 million, or $.05 per share, for the first quarter of 1996. Excluding a previously-announced charge of approximately $15 million after-tax to close its New Mexico medium density fiberboard (`MDF'') plant, net income for the first quarter was $9.0 million, or $.08 per share, compared to net income of $12.4 million, or $.11 per share, in the first quarter of 1995.

     Chemicals earnings at 54%-owned NL Industries for the first quarter approximated the year-ago period as lower operating income of NL's Kronos titanium dioxide pigments (`TiO2'') business offset higher earnings of NL's Rheox specialty chemicals business. First quarter TiO2 sales volumes declined 11% from the record volumes of the first quarter of 1995 as slow economic activity in markets where Kronos sells TiO2 contributed to continued soft demand for the quarter. While average TiO2 prices for the first quarter of 1996 were 5% higher than the first quarter of last year, average prices for the quarter were 3% lower than the fourth quarter of 1995. Rheox's sales prices and volumes improved and its earnings were also aided by a gain related to the reduction of certain U.S. employee pension benefits.

     Refined sugar sales and earnings improved 14% and 36%, respectively, principally as a result of higher sales volumes. Sugar volumes in the 1995 period were hampered by government-imposed marketing allotments which expired September 30, 1995. Building products results included Medite's $24 million pre-tax plant closure charge and lower MDF selling prices. Industry capacity additions, particularly in Europe, and slow economic conditions in markets where Medite sells MDF contributed to the lower average MDF prices, which were down approximately 17% from the first quarter of last year and down 5% from the fourth quarter of 1995. In other operations, improved fast food earnings were offset by lower hardware products earnings.

     NL Industries resumed dividend payments in the first quarter of 1996 and minority interest in the 1996 period consists principally of NL dividends paid to NL stockholders other than Valhi.

     Valhi, Inc. is a major producer of TiO2, refined sugar, MDF and other products.

                            * * * * *


                  VALHI, INC. AND SUBSIDIARIES

                      SUMMARY OF OPERATIONS




                           (Unaudited)

             Quarters ended March 31, 1995 and 1996
            (In millions, except earnings per share)


                                                         1995         1996
                                                         ----         ----

NET SALES
  Chemicals                                            $250.9      $240.4
  Refined sugar                                         111.2       127.1
  Building products                                      58.6        46.5
  Other                                                  46.9        48.8
                                                       ------      ------


                                                       $467.6      $462.8
                                                       ======      ======

OPERATING INCOME
  Chemicals                                             $36.9       $36.6
  Refined sugar                                           6.4         8.7
  Building products *                                    10.3       (22.5)
  Other                                                   6.6         6.0
                                                       ------      ------


  TOTAL OPERATING INCOME                                 60.2        28.8




Equity in Waste Control Specialists                       -          (1.1)
General corporate items, net                             (3.5)       (4.1)
Interest expense                                        (32.8)      (30.2)
                                                       ------      ------


    Income (loss) before income taxes                    23.9        (6.6)
Income taxes (benefit)                                   11.2        (3.2)
Minority interest                                          .3         2.3
                                                       ------      ------


    NET INCOME (LOSS)                                  $ 12.4      $ (5.7)
                                                       ======      ======

NET INCOME (LOSS) PER COMMON SHARE                       $.11       $(.05)
                                                         ====       =====

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              114.4       114.6
                                                        =====       =====


[FN]
* Building products operating income in 1996 includes a $24 million charge related to the announced closure of Medite's New Mexico MDF plant.